Exhibit 99.1

Investor Relations
 News from Aon
Aon Reports First Quarter 2025 Results

DUBLIN - April 25, 2025 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2025.

•Aon delivered 16% Total revenue growth and another quarter of mid-single-digit Organic revenue growth, which reached 5%. EPS was $4.43 and Adjusted EPS was $5.67
•Free Cash Flow generation enabled continued targeted tuck-in acquisitions and $397 million of capital return to shareholders through the dividend and share repurchases. On track to reach 2.8-3.0x leverage objective by Q4 2025
•Announced a 10% increase to quarterly dividend, marking the 15th consecutive year of dividend growth
•Reaffirming 2025 guidance, including mid-single-digit or greater Organic revenue growth, adjusted operating margin expansion, strong adjusted EPS growth and double-digit Free Cash Flow growth

	First Quarter 2025
	2025	2024	Change
Total revenue	$4,729	$4,070	16%
Organic revenue growth (Non-GAAP)			5%

Operating income	$1,461	$1,465	—%
Adjusted operating income (Non-GAAP)	$1,816	$1,615	12%
Operating margin	30.9%	36.0%
Adjusted operating margin (Non-GAAP)	38.4%	39.7%

Diluted EPS	$4.43	$5.35	(17)%
Adjusted EPS (Non-GAAP)	$5.67	$5.66	—%

Cash provided by operations	$140	$309	(55)%
Free cash flow (Non-GAAP)	$84	$261	(68)%

 “Aon has momentum entering year two of the 3x3 Plan and our continued execution drove another quarter of mid-single-digit Organic revenue growth and strong operating performance,” said Greg Case, president and CEO of Aon. “In the first quarter, we delivered 5% Organic revenue growth, 12% Adjusted Operating Income growth and Adjusted EPS of $5.67. We are driving growth by providing actionable insights, powered by Aon Business Services, to our clients in an increasingly complex macro environment. These results reflect robust demand for our Risk Capital and Human Capital solutions. We are reaffirming our 2025 guidance, across all key metrics, reflecting the resilience and strength of our business and financial model.”

Net income attributable to Aon shareholders decreased 17%, to $4.43 per share on a diluted basis, compared to $5.35 per share on a diluted basis, in the prior year period. Adjusted net income per share attributable to Aon shareholders increased to $5.67 on a diluted basis, including an unfavorable impact of $0.14 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $5.66 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

FIRST QUARTER 2025 FINANCIAL SUMMARY

Total revenue in the first quarter increased 16% to $4.7 billion compared to the prior year period, reflecting the contribution from NFP, 5% Organic revenue growth and a 2% unfavorable impact from foreign currency translation. Risk Capital revenue increased $216 million, or 7%, to $3.2 billion and Human Capital revenue increased $442 million, or 40%, to $1.5 billion.

Total operating expenses in the first quarter increased 25% to $3.3 billion compared to the prior year period due primarily to the inclusion of NFP’s ongoing operating expenses, an increase in expense associated with 5% Organic revenue growth, an increase in intangible asset amortization associated with the acquisition of NFP, and investments in long-term growth, partially offset by $40 million of net restructuring savings. Risk Capital operating expenses increased $204 million, or 11%, to $2.0 billion and Human Capital operating expenses increased $426 million, or 59%, to $1.1 billion.

Foreign currency translation in the first quarter had a $0.13 per share unfavorable impact on diluted EPS and a $0.14 per share unfavorable impact on adjusted EPS. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact on adjusted EPS of approximately $0.08 per share for the full year 2025.

Effective tax rate was 21.4% in the first quarter compared to 23.2% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the first quarter of 2025 was 20.9% compared to 22.6% in the prior year period. The primary drivers of the change in adjusted effective tax rate were the changes in the geographical distribution of income and a net favorable impact from discrete items.

Weighted average diluted shares outstanding increased to 217.9 million in the first quarter compared to 200.1 million in the prior year period. The Company repurchased 0.6 million class A ordinary shares for approximately $250 million in the first quarter. As of March 31, 2025, the Company had approximately $2.1 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2025 CASH FLOW SUMMARY

Cash flows provided by operations for the first three months of 2025 decreased $169 million, or 55%, to $140 million compared to the prior year period, primarily due to higher payments related to incentive compensation, interest and restructuring, partially offset by strong adjusted operating income growth and days sales outstanding improvements.

Free cash flow, defined as cash flow from operations less capital expenditures, decreased 68%, to $84 million for the first three months of 2025 compared to the prior year period, reflecting a decrease in cash flows provided by operations and an $8 million increase in capital expenditures.

FIRST QUARTER 2025 REVENUE REVIEW

The first quarter revenue reviews provided below include supplemental information related to Organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

	Three Months Ended March 31,
(millions)	2025	2024	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$2,002	$1,808	11%	(2)%	—%	8%	5%
Reinsurance Solutions	1,189	1,167	2	(1)	(1)	—	4
Human Capital Revenue:
Health Solutions	1,026	733	40	(3)	—	38	5
Wealth Solutions	519	370	40	(1)	—	33	8
Eliminations	(7)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,729	$4,070	16%	(2)%	—%	13%	5%

Total revenue increased $659 million, or 16%, to $4.7 billion, compared to the prior year period, reflecting the contribution from NFP, Organic revenue growth of 5% and a 2% unfavorable impact from foreign currency translation. Risk Capital revenue increased $216 million, or 7%, to $3.2 billion and Human Capital revenue increased $442 million, or 40%, to $1.5 billion.

Risk Capital

Commercial Risk Solutions Organic revenue growth of 5% reflects growth across all major geographies driven by net new business and ongoing strong retention. Performance was highlighted by strong growth globally in core P&C. Results also reflect a modest tailwind from M&A services relative to the prior year. Market impact was flat in the quarter.

Reinsurance Solutions Organic revenue growth of 4% reflects growth in treaty, driven by net new business and ongoing strong retention. Results also reflect a double-digit increase in facultative placements and insurance-linked securities. Market impact was flat in the quarter.

Human Capital

Health Solutions Organic revenue growth of 5% reflects double-digit growth globally in core health and benefits, driven by net new business, ongoing strong retention, and a modestly positive market impact. Strength in the core was partially offset by lower revenue in Consumer Benefits Solutions. Talent revenue was lower in the quarter as strength in advisory was offset by a decline in analytics due to a change in the timing of survey data delivery.

Wealth Solutions Organic revenue growth of 8% reflects strength in Investments, highlighted by double-digit revenue growth in NFP, driven by net asset inflows and market performance. Strong growth in Retirement was driven by continued strong demand for advisory related to the ongoing impact of regulatory changes and pension de-risking.

FIRST QUARTER 2025 EXPENSE REVIEW

	Three Months Ended March 31,
(millions)	2025	2024	$ Change	% Change
Expenses
Compensation and benefits	$2,249	$1,883	$366	19%
Information technology	136	124	12	10
Premises	82	71	11	15
Depreciation of fixed assets	46	44	2	5
Amortization and impairment of intangible assets	199	16	183	1,144
Other general expense	446	348	98	28
Accelerating Aon United Program expenses	110	119	(9)	(8)
Total operating expenses	$3,268	$2,605	$663	25%

Compensation and benefits expense increased $366 million, or 19%, compared to the prior year period due primarily to the inclusion of operating expenses from NFP and expense associated with 5% organic revenue growth, partially offset by savings from Accelerating Aon United restructuring actions.

Information technology expense increased $12 million, or 10%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP.

Premises expense increased $11 million, or 15%, compared to the prior year period, due primarily to the inclusion of ongoing operating expenses from NFP.

Depreciation of fixed assets increased $2 million, or 5%, compared to the prior year period.

Amortization and impairment of intangible assets increased $183 million, compared to the prior year period due primarily to an increase in intangible assets related to the acquisition of NFP.

Other general expense increased $98 million, or 28%, compared to the prior year period due primarily to the inclusion of operating expenses from NFP and integration costs.

Accelerating Aon United Restructuring Program expense decreased $9 million, or 8%, compared to the prior year period due to lower costs related to workforce optimization.

FIRST QUARTER 2025 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and Adjusted operating margin in the first quarters of 2025 and 2024, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 11 of this press release.

	Three Months Ended March 31,
(millions)	2025	2024	% Change
Revenue	$4,729	$4,070	16%
Expenses	3,268	2,605	25%
Operating income	$1,461	$1,465	—%
Operating margin	30.9%	36.0%
Adjusted operating income	$1,816	$1,615	12%
Adjusted operating margin	38.4%	39.7%

Operating income decreased $4 million and operating margin decreased 510 basis points to 30.9%, each compared to the prior year period. Adjusted operating income increased $201 million, or 12%, and Adjusted operating margin decreased 130 basis points to 38.4%, each compared to the prior year period. The increase in adjusted operating income reflects Organic revenue growth, the impact from NFP, and net restructuring savings, partially offset by increased expenses and investments in long-term growth.
Interest income decreased $23 million compared to the prior year period due primarily to interest earned in the prior year period on the investment of $5 billion of term debt proceeds which were used to fund the purchase of NFP. Interest expense increased $62 million compared to the prior year period, reflecting an increase in total debt, primarily to fund the purchase of NFP.
Other expense was $10 million compared to other income of $75 million in the prior year period, primarily related to deferred consideration from the 2017 sale of our outsourcing business, which was greater in the prior year period. Adjusted other expense was $30 million compared to $7 million in the prior year period, primarily related to an increase in non-cash pension expense.
Net income attributable to Aon shareholders decreased 10% to $965 million compared to $1.1 billion in the prior year period. Adjusted net income attributable to Aon shareholders increased 9% to $1.2 billion compared to $1.1 billion in the prior year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Friday, April 25, 2025 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at ir.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as our outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “positioned”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions (including impacts from instability in the banking or commercial real estate sectors) or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including geopolitical conflicts, tariffs, or changes in trade policies; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; and significant integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2024 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including Organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share (EPS), adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP transaction and integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods, and leverage ratio. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental Organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Leverage ratio is calculated by dividing total debt by trailing 12-month EBITDA. EBITDA is net income minus the impact of interest, taxes, depreciation and amortization. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments. Aon does not provide a reconciliation of forward-looking non-GAAP measures, such as leverage ratio, where Aon believes such a reconciliation would imply a degree of precision and certainty that could be misleading and is unable to reasonably predict certain items contained in the corresponding GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Aon's control, or cannot be reasonably predicted. For these reasons, Aon is also unable to address the probable significance of the unavailable information.

Investor Contact:	Media Contact:
Nicole Hendry	Will Dunn
+1 847-442-0622	Toll-free (U.S., Canada and Puerto Rico): +1-833-751- 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(millions, except per share data)	2025	2024	% Change
Revenue
Total revenue	$4,729	$4,070	16%
Expenses
Compensation and benefits	2,249	1,883	19%
Information technology	136	124	10%
Premises	82	71	15%
Depreciation of fixed assets	46	44	5%
Amortization and impairment of intangible assets	199	16	1,144%
Other general expense	446	348	28%
Accelerating Aon United Program expenses	110	119	(8)%
Total operating expenses	3,268	2,605	25%
Operating income	1,461	1,465	—%
Interest income	5	28	(82)%
Interest expense	(206)	(144)	43%
Other income (expense)	(10)	75	(113)%
Income before income taxes	1,250	1,424	(12)%
Income tax expense (1)	268	331	(19)%
Net income	982	1,093	(10)%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	17	22	(23)%
Net income attributable to Aon shareholders	$965	$1,071	(10)%

Basic net income per share attributable to Aon shareholders	$4.46	$5.38	(17)%
Diluted net income per share attributable to Aon shareholders	$4.43	$5.35	(17)%
Weighted average ordinary shares outstanding - basic	216.4	199.1	9%
Weighted average ordinary shares outstanding - diluted	217.9	200.1	9%
(1)The effective tax rate was 21.4% and 23.2% for the three months ended March 31, 2025 and 2024, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended March 31,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Total revenue	$3,191	$2,975	$1,545	$1,103	$(7)	$(8)	$4,729	$4,070
Expenses
Compensation and benefits	1,461	1,354	774	527	14	2	2,249	1,883
Information technology	90	89	45	35	1	—	136	124
Premises	52	50	29	21	1	—	82	71
Other expenses (2)	391	297	294	133	116	97	801	527
Total operating expenses	1,994	1,790	1,142	716	132	99	3,268	2,605
Operating income	$1,197	$1,185	$403	$387	$(139)	$(107)	$1,461	$1,465
Operating margin	37.5%	39.8%	26.1%	35.1%			30.9%	36.0%
(1)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to Depreciation of fixed assets, Amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and Other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended March 31,
	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$2,002	$1,808	11%	(2)%	—%	8%	5%
Reinsurance Solutions	1,189	1,167	2	(1)	(1)	—	4
Human Capital Revenue:
Health Solutions	1,026	733	40	(3)	—	38	5
Wealth Solutions	519	370	40	(1)	—	33	8
Eliminations	(7)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,729	$4,070	16%	(2)%	—%	13%	5%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended March 31, 2025 and 2024 was $67 million and $79 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that Organic revenue growth includes Organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flow (Unaudited)

	Three Months Ended March 31,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$140	$309	(55)%
Capital Expenditures	(56)	(48)	17%
Free Cash Flow (1)	$84	$261	(68)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$3,191	$2,975	$1,545	$1,103	$(7)	$(8)	$4,729	$4,070

Operating income	$1,197	$1,185	$403	$387	$(139)	$(107)	$1,461	$1,465
Amortization and impairment of intangible assets	84	12	115	4	—	—	199	16
Change in the fair value of contingent consideration	6	—	11	—	—	—	17	—
Accelerating Aon United Program expenses (3)	19	44	4	11	87	64	110	119
Transaction and integration costs (4)(5)	11	—	12	—	6	15	29	15
Adjusted operating income	$1,317	$1,241	$545	$402	$(46)	$(28)	$1,816	$1,615
Operating margin	37.5%	39.8%	26.1%	35.1%			30.9%	36.0%
Adjusted operating margin	41.3%	41.7%	35.3%	36.4%			38.4%	39.7%

	Three Months Ended March 31,
(millions, except percentages)	2025	2024	% Change
Adjusted operating income	$1,816	$1,615	12%
Interest income	5	28	(82)%
Interest expense	(206)	(144)	43%
Other income (expense):
Other income (expense) - pensions	(23)	(10)	130%
Adjusted other income (expense) - other (6)	(7)	3	(333)%
Adjusted other income (expense)	(30)	(7)	329%
Adjusted income before income taxes	1,585	1,492	6%
Adjusted income tax expense (7)	332	337	(1)%
Adjusted net income	1,253	1,155	8%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	17	22	(23)%
Adjusted net income attributable to Aon shareholders	$1,236	$1,133	9%
Adjusted diluted net income per share attributable to Aon shareholders	$5.67	$5.66	—%
Weighted average ordinary shares outstanding - diluted	217.9	200.1	9%
Effective tax rates (7)
U.S. GAAP	21.4%	23.2%
Non-GAAP	20.9%	22.6%
(1)Certain noteworthy items impacting operating income in the three months ended March 31, 2025 and 2024 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total charges include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation.
(4)Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the NFP Transaction. No transaction costs and $11 million of transaction costs were recognized for the three months ended March 31, 2025 and 2024, respectively.
(5)The NFP Transaction has and will continue to result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $29 million and $4 million of integration costs in the three months ended March 31, 2025 and 2024, respectively.
(6)For the three months ended March 31, 2025 and 2024, Other income (expense) was $(10) million and $75 million, respectively. During the three months ended March 31, 2025 and 2024, gains of $20 million and $82 million, respectively, related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period , were recognized and excluded from Adjusted other income (expense). Adjusted other income (expense) for the three months ended March 31, 2025 and 2024 was $(30) million and $(7) million, respectively.
(7)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with Accelerating Aon United Program expenses, deferred consideration from a prior year sale of business, certain transaction and integration costs related to the acquisition of NFP, and changes in the fair value of contingent consideration, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$964	$1,085
Short-term investments	366	219
Receivables, net	4,620	3,803
Fiduciary assets (1)	17,766	17,566
Other current assets	698	759
Total current assets	24,414	23,432
Goodwill	15,697	15,234
Intangible assets, net	6,865	6,743
Fixed assets, net	650	637
Operating lease right-of-use assets	716	711
Deferred tax assets	768	654
Prepaid pension	595	556
Other non-current assets	599	998
Total assets	$50,304	$48,965

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,088	$2,905
Short-term debt and current portion of long-term debt	1,348	751
Fiduciary liabilities	17,766	17,566
Other current liabilities	2,131	1,773
Total current liabilities	23,333	22,995
Long-term debt	16,284	16,265
Non-current operating lease liabilities	689	685
Deferred tax liabilities	384	319
Pension, other postretirement, and postemployment liabilities	1,101	1,127
Other non-current liabilities	1,239	1,144
Total liabilities	43,030	42,535

Redeemable noncontrolling interests	79	125

Equity
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2025 - 216.1; 2024 - 216.0)	2	2
Additional paid-in capital	13,198	13,173
Accumulated deficit	(1,740)	(2,309)
Accumulated other comprehensive loss	(4,456)	(4,745)
Total Aon shareholders' equity	7,004	6,121
Nonredeemable noncontrolling interests	191	184
Total equity	7,195	6,305
Total liabilities, redeemable noncontrolling interests and equity	$50,304	$48,965
(1)Includes cash and short-term investments of $7.1 billion and $7.2 billion as of March 31, 2025 and December 31, 2024, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2025	2024
Cash flows from operating activities
Net income	$982	$1,093
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of fixed assets	46	44
Amortization and impairment of intangible assets	199	16
Share-based compensation expense	147	130
Deferred income taxes	(117)	(76)
Other, net	(17)	(82)
Change in assets and liabilities:
Receivables, net	(742)	(826)
Accounts payable and accrued liabilities	(846)	(343)
Accelerating Aon United Program liabilities	(6)	34
Current income taxes	152	163
Pension, other postretirement and postemployment liabilities	(8)	(12)
Other assets and liabilities	350	168
Cash provided by operating activities	140	309
Cash flows from investing activities
Proceeds from investments	20	118
Purchases of investments	(19)	(56)
Net purchases of short-term investments - non fiduciary	(145)	(5,046)
Acquisition of businesses, net of cash and funds held on behalf of clients	(116)	(4)
Sale of businesses, net of cash and funds held on behalf of clients	24	75
Capital expenditures	(56)	(48)
Cash used for investing activities	(292)	(4,961)
Cash flows from financing activities
Share repurchase	(250)	(250)
Proceeds from issuance of shares	30	25
Cash paid for employee taxes on withholding shares	(141)	(130)
Commercial paper issuances, net of repayments	594	(591)
Issuance of debt	—	5,942
Increase (decrease) in fiduciary liabilities, net of fiduciary receivables	(355)	394
Cash dividends to shareholders	(147)	(123)
Redeemable and nonredeemable noncontrolling interests, and other financing activities	(80)	(6)
Cash provided by (used for) financing activities	(349)	5,261
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	196	(146)
Net increase (decrease) in cash and cash equivalents and funds held on behalf of clients	(305)	463
Cash, cash equivalents and funds held on behalf of clients at beginning of period	8,333	7,722
Cash, cash equivalents and funds held on behalf of clients at end of period	$8,028	$8,185
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$964	$995
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	2	73
Funds held on behalf of clients	7,062	7,117
Total cash and cash equivalents and funds held on behalf of clients	$8,028	$8,185